Exhibit 99.1

NEWS UPDATE

Contact:
Colleen Clements
314-997-0800, ext. 409
colleen.clements@labarge.com
FOR IMMEDIATE RELEASE
LABARGE ANNOUNCES STOCKHOLDER APPROVAL OF
ACQUISITION BY DUCOMMUN INCORPORATED
ST. LOUIS, June 23, 2011—LaBarge, Inc. (NYSE Amex: LB), a provider of electronics manufacturing services (EMS), announced that at a special meeting of stockholders held today, the Company’s stockholders voted to approve and adopt the Agreement and Plan of Merger under which LaBarge will be acquired by Ducommun Incorporated. The definitive merger agreement was entered into by the companies on April 3, 2011. The merger is expected to close on or about June 28, 2011.
Adoption and approval of the Agreement and Plan of Merger required an affirmative vote of the holders of two-thirds of the Company’s common stock entitled to vote on May 17, 2011, the record date. The merger agreement was approved by 99 percent of the shares voting on the proposal, and these affirmative shares constituted 83 percent of the total shares outstanding on the record date.
Under the terms of the merger agreement, each outstanding share of LaBarge common stock will be cancelled and converted into the right to receive $19.25 in cash. LaBarge stockholders will receive instructions on how to surrender their shares in exchange for payment. Stockholders of record should wait to receive these instructions before surrendering their shares.
About LaBarge, Inc.
LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic, electromechanical and mechanical products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania, Texas and Wisconsin. The Company’s website may be accessed at www.labarge.com.
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LaBarge, Inc.
LaBarge Announces Stockholder Approval of Acquisition by Ducommun Incorporated— p. 2 of 2
About Ducommun Incorporated
Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry. The company is a supplier of critical components and assemblies for commercial aircraft, military aircraft, and missile and space programs through its three business units: Ducommun AeroStructures (DAS), Ducommun Technologies (DTI), and Miltec. Additional information can be found at www.ducommun.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect LaBarge, Inc.’s operating results. These risks and factors are set forth in documents LaBarge, Inc. files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time. These forward-looking statements speak only as of the date such statements were made, or as of the date of the report or document in which they are contained, and the Company undertakes no obligation to update such information.
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